                                                       Exhibit 16


             ALLIANCE MORTGAGE STRATEGY TRUST, INC.
      COMPUTATION OF AVERAGE ANNUAL COMPOUNDED TOTAL RETURN


                                      n
                          ERV = P(1+T)

Definitions:

P=Initial investment by shareholder

T=Average annual total return

ERV=Ending redeemable value of shareholder investment

n=Number of periods

                    Formula to solve for "T"
                    _________________________

                                ERV
              For year one   T= --- -1
                                 P


    *For subsequent years    T= nth root of ((ERV/P)-1)


To solve for ERV:

1. Take an initial shareholder investment of $1,000 on 1/1/91 at maximum offering price of $10.00. The result is 100 shares.

2. Assume that all dividends and distributions by the Fund are reinvested on reinvest date for the creation of additional shares. (2.766 shares created).

3. Add initial share balance to additional shares created due to reinvestment and multiply by ending net asset value
    (12/31/91) to obtain ending redeemable value (ERV).

         (100+2.766=102.766 x $9.64 = $991)
                                         (ERV)

                                  991
                             T = ----- - 1
                                1,000

                             T = .991 - 1

                             T = (.009)

                             T = (0.9%)
                                  ___

                        T=Average annual total return

* For subsequent years repeat steps 1 through 3 for the required periods and apply to formula shown above.

                                                       Exhibit 16


             ALLIANCE MORTGAGE STRATEGY TRUST, INC.

COMPUTATION OF STANDARDIZED YIELD

                      a-b    6
Formula:  Yield = 2[(-----+1) -1]
                      cd

         Where a=dividends and interest earned during the
                   period.
               b=expenses accrued for the period (net of
                   reimbursements).
               c=the average daily number of shares outstanding
                   during the period that were entitled to
                   receive dividends.
               d=the maximum offering price per share on the
                   last day of the period.


(a)=          Interest earned for 30 days or one month.

                   MORTGAGE BACKED SECURITIES

Current principal amount per debt obligation multiplied by coupon rate divided by 360 multiplied by 30 minus losses due to payment of principal ("paydowns"). No amortization of discounts or premiums on mortgage backed securities.

                 NON-MORTGAGE BACKED SECURITIES

1. Determine the yield to maturity (YTM) per debt obligation as follows:
    (i) Using the market value per security at the end of the period plus accrued interest;
    (ii) Compute the YTM on each obligation by analyzing the cash flow from the beginning of the period until maturity or call date utilizing the Internal Rate of Return function of Lotus 123.

2. Divide the YTM by 360 and multiply the quotient by the market value of each obligation including accrued interest, and multiply by 30 to derive a monthly income accrual.

(b)=     Expense accrued for the period (net of reimbursement).

(c)= The average daily numbers of shares outstanding during the period that were entitled to receive dividends.

(d)= The maximum offering price per share on the last day of the period.

                    5,797,073 - 655,368   6
Example: Yield = 2[(-------------------+1) - 1]
                     74,730,965 x 9.81

                        5,141,705      6
                   2[(--------------+1) - 1]
                        733,110,767

                                  6
                   2[(1.00701354588) - 1]

                   2[(1.04282605894) - 1]

                   2[  .04282605894]

                        8.57%


































                                4
00250110.AX2